EVERGREEN HOLDINGS, INC.
Announces Fiscal 2007 Second Quarter Preliminary Results

For Immediate Release
October 10, 2006

Media Contact:
John A. Irwin
Evergreen International Aviation, Inc.
Tel: 503.472.9361
Toll Free: 800.472.9361
john.irwin@evergreenaviation.com

McMinnville, OR - Evergreen Holdings, Inc. today announced revenues and operating results for the three and six months ended August 31, 2006.

Three Months Ended August 31, 2006 and 2005

Total operating revenues for the three months ended August 31, 2006 totaled $209.8 million, which was a $29.5 million, or 16.4%, increase from total operating revenues in the three months ended August 31, 2005. The increase resulted principally from higher flight revenue from both our U.S. Air Force Mobility Command contracts and commercial flight activity, which was partially offset by lower support services and other revenue. More than one-half of the higher flight revenue was attributable to increases in contract rates for pegged fuel price adjustments. The increased revenue from fuel price adjustments is offset by increased fuel expenses. The decline in support services and other revenue was due primarily to lower demand for heavy aircraft maintenance and line maintenance services provided by our Air Center segment. Maintenance customers also supplied more of their own spare parts in the fiscal 2007 second quarter, rather than purchasing them from us, which reduced both our support services and other revenue and costs.

Total operating expenses during the fiscal 2007 second quarter ended August 31, 2006 totaled $196.8 million, which was a $34.1 million, or 21.0%, increase from total operating expenses in the fiscal 2006 second quarter. Higher fuel costs accounted for approximately 72% of the increase. Flight costs and aircraft and equipment costs were also higher in the fiscal 2007 quarter due to increased flight activity, particularly in Asia, and increased aircraft rental and depreciation expense due to aircraft acquisitions. Higher selling, general and administrative expense in the fiscal 2007 second quarter was due to a charge of $4.1 million for doubtful accounts taken in connection with the settlement of disputed issues and the amendment and extension of our transportation services agreement with the U.S. Postal Service.

Total non-operating expense was $9.5 million for the three months ended August 31, 2006, compared to total non-operating income of $7.8 million in last year's second fiscal quarter. We recognized $16.6 million in non-operating income in the three months ended August 31, 2005 from a litigation award against Asiana Airlines for breach of contract damages. Interest expense increased by $0.9 million in the fiscal 2007 second quarter compared to the fiscal 2006 second quarter due to higher interest rates charged by our lenders, offset in part by lower debt balances.

Net income for the three months ended August 31, 2006 was $1.7 million, which was a $13.6 million decline from the same quarter in fiscal 2006. The reduction in net income was due primarily to the one-time non-operating income recognized from the Asiana Airlines litigation award in the fiscal 2006 second quarter.

Segment Analysis For The Three Months Ended August 31, 2006 and 2005

Airlines. Income from operations for our Evergreen International Airlines, Inc. ("Airlines") business segment for the three months ended August 31, 2006 was $17.5 million, an increase of $5.0 million compared to the three months ended August 31, 2005. This increase was primarily due to the additional capacity provided by the aircraft added to our fleet in August and September of 2005 and in July of 2006.

Flight revenue for Airlines accounted for $146.4 million, or 69.8%, of our total operating revenue during the three months ended August 31, 2006. This was a $34.3 million, or 30.6%, increase from the 2006 fiscal second quarter. Flight revenue under U.S. Air Force Air Mobility Command contracts increased by $27.6 million during the three months ended August 31, 2006, compared to the three months ended August 31, 2005. Approximately $7.8 million of this increase was attributable to increased flight activity and the remainder to increases in contract rates for pegged fuel price adjustments. Flight revenue from Airlines commercial customers increased $6.7 million in the 2007 fiscal second quarter compared to the 2006 fiscal second quarter. Approximately $4.8 million of this increase was attributable to increased flight activity in our Boeing 747 fleet for commercial flights out of Asia, and the remainder of the increase was attributable to higher contract rates resulting from higher negotiated rates on new and renewing contracts and to increases in contract rates for pegged fuel price adjustments.

Operating expenses increased $29.0 million in the three months ended August 31, 2006 compared to the three months ended August 31, 2005. Increased fuel expense accounted for $24.1 million of the increase, with the remainder of the increase principally resulting from increased flight costs, maintenance, cost of sales of aircraft, parts and other property and equipment, and other support costs.

EAGLE. Loss from operations for our Evergreen Aviation Ground Logistics Enterprise, Inc. ("EAGLE") business segment for the three months ended August 31, 2006 was $2.3 million, a decrease of $4.1 million compared to $1.8 million in income from operations for the three months ended August 31, 2005. This decrease was due primarily to a charge of $4.1 million for doubtful accounts taken in connection with the settlement of disputed issues and the amendment and extension of our transportation services agreement with the U.S. Postal Service.

Revenue for EAGLE for the three months ended August 31, 2006 was $30.4 million, an increase of $0.6 compared to the three months ended August 31, 2005. The increase resulted primarily from a net increase of $1.5 million related to volume increases under our shared network contracts with the U.S. Postal Service, which was partially offset by the elimination of certain domestic and international commercial customer contracts that EAGLE determined did not meet its profit requirements.

Helicopters. Income from operations for our Evergreen Helicopters, Inc. ("Helicopters") business segment for the three months ended August 31, 2006 was $2.1 million, a decrease of $1.1 million compared to the three months ended August 31, 2005. This decrease was due primarily to the sale of a C-130 aircraft and associated gain of $1.2 million in the fiscal 2006 second quarter that was not repeated in the fiscal 2007 second quarter. This was partially offset by increased income from operations resulting from higher revenues in the three months ended August 31, 2006.

Flight revenue for Helicopters for the three months ended August 31, 2006 was $21.5 million, an increase of $3.9 million compared to the three months ended August 31, 2005. The increase resulted primarily from $7.0 million in new business and long-term contracts, and was partially offset by a $1.3 million reduction in fire revenue and a $1.9 million decrease attributable to terminated contracts. Operating expenses increased $4.6 million in the three months ended August 31, 2006 compared to the three months ended August 31, 2005. Increased aircraft and equipment expenses accounted for $2.0 million of the increase, with the remainder of the increase principally resulting from increased flight costs, fuel, maintenance and selling, general and administrative expenses, which were partially offset by a decrease in cost of sales of aircraft, parts and other property and equipment.

Air Center. Loss from operations for our Evergreen Air Center, Inc. ("Air Center") business segment for the three months ended August 31, 2006 was $5.9 million, a $6.0 million decrease compared to $0.1 million of income from operations for the three months ended August 31, 2005. Revenue for Air Center for the three months ended August 31, 2006 was $0.9 million, a decrease of $9.3 million compared to the three months ended August 31, 2005. The decrease in revenue resulted principally from lower demand for heavy aircraft maintenance and line maintenance services provided by our Air Center segment to third party customers. Air Center maintenance customers also supplied more of their own spare parts in the fiscal 2007 second quarter, rather than purchasing them from us, which reduced both our revenue and the associated costs. Additionally, the mix of business in the second quarter of fiscal 2007 reflected increased activity with our Airlines business segment, which resulted in an increase of $3.2 million in inter-company revenue compared to the fiscal 2006 second quarter. Inter-company revenue is eliminated for segment reporting purposes.

Decreased operating expenses in the fiscal 2007 period partially offset the decline in revenue. Total Air Center operating costs were $6.8 million in the three months ended August 31, 2006, which was a decrease of $3.3 million compared to the three months ended August 31, 2005. Most of this decrease occurred in costs for support services as a result of lower expenditures for spare parts and materials due to decreased customer requirements for these items.

As a result of lower than expected revenue from external customers at the Air Center, we have taken certain actions to reduce our cost base. These include the reduction of approximately 200 full-time and part-time employees, a process that started in August 2006 and was completed in September 2006. As part of our ongoing operations, we will continue to monitor the staffing needs at the Air Center.

Six Months Ended August 31, 2006 and 2005

Total operating revenues for the six months ended August 31, 2006 totaled $404.6 million, which was a $48.0 million, or 13.5%, increase from total operating revenue in the same six-month period last fiscal year. The increase resulted principally from increased flight revenue, which was offset in part by decreased support services and other revenue and decreased sales of aircraft to affiliates. Approximately 60% of the higher flight revenue was attributable to increases in contract rates for pegged fuel price adjustments. The increased revenues from fuel price adjustments were offset by increased fuel expenses.

Total operating expenses during the first half of fiscal 2007 totaled $383.3 million, which was a $60.4 million, or 18.7%, increase from total operating expenses in the first half of fiscal 2006. Approximately 72% of the increase resulted from increased fuel costs. Flight costs and aircraft and equipment costs were also higher in the fiscal 2007 six-month period due to increased flight activity and increased rental and depreciation expense due to aircraft acquisitions.

Total non-operating expense was $18.5 million for the six months ended August 31, 2006, compared to total non-operating expense of $1.0 million in the same period last fiscal year. Substantially all of the difference was attributable to the Asiana Airlines litigation award which was received during the six months ended August 31, 2005. Interest expense also increased by $0.6 million in the first half of fiscal 2007 compared to the first half of fiscal 2006 due to the effect of higher interest rates, which was partially offset by lower debt balances.

Net income for the six months ended August 31, 2006 was $0.9 million, which was an $18.4 million decrease from the same period in fiscal 2006, due primarily to the one-time non-operating income from the Asiana Airlines litigation award recognized in fiscal 2006.

Liquidity

At August 31, 2006, we had cash and cash equivalents of $2.0 million, a decrease of $0.7 million from February 28, 2006.

Cash Flows from Operating Activities. During the six months ended August 31, 2006, we generated $71.2 million from our operating activities, an increase of $7.7 million compared to the same six-month period last year. Net income of $0.9 million, non-cash depreciation and amortization expenses of $34.4 million, a $14.3 million decrease in accounts receivable, a $0.9 million decrease in short-term receivables from affiliates, a $2.3 million increase in payables to affiliates, and a $23.7 million increase in accounts payable accounted for most of our positive cash flow from operating activities during the six months ended August 31, 2006. The decrease in accounts receivable occurred primarily in our Air Center business segment due both to lower business activity and to higher collections of outstanding accounts receivable. The decrease in accounts receivable was also attributable to additional reserves booked in our EAGLE business segment related to our contract with the U.S. Postal Service. Approximately $16.9 million of the increase in accounts payable was related to additional fuel costs outstanding that were subsequently paid in early September 2006, and approximately $4.7 million of the increase resulted from increased vendor payment plans.

The positive cash flow from operating activities was partially reduced as a result of an increase of $6.1 million in our inventories that principally reflects the acquisition of two aircraft for that are being used as spare parts supplies, and a $1.3 million increase in prepaid expenses and short-term notes payable.

Cash Flows from Investing Activities. During the six months ended August 31, 2006, we used $88.3 million in our investing activities, primarily for capital expenditures, an increase of $48.6 million compared to the same six-month period last year. Purchases of aircraft parts and airframes to support increased demand for our services, capitalized maintenance such as scheduled overhauls of engines and airframe checks, upgrades and enhancements for our aircraft, and expenditures of $5.0 million by our subsidiary, Evergreen Vintage Aircraft, Inc. ("Vintage"), primarily for construction of the IMAX theater located next to the Evergreen Aviation Museum, resulted in a total of $85.6 million for capital expenditures during the six months ended August 31, 2006.

Cash Flows from Financing Activities. During the six months ended August 31, 2006, we generated $16.4 million in our financing activities, compared to using $21.7 million in the same six-month period last year. We received approximately $20.8 million of proceeds from long-term financing and used $3.3 million of cash for payments on our secured credit facility, used $0.1 million of cash for payments on various equipment purchase notes, and used $1.0 million to retire common stock.

Capital Resources

At August 31, 2006, our total long-term debt balance was $293.6 million, which was a $17.4 million increase from our long-term debt balance of $276.3 million at February 28, 2006. Our long-term debt is comprised of a $215.0 million outstanding balance on our 12% senior second secured notes due 2010 (the "Indenture Notes"), a $50.5 million outstanding balance on our secured credit facility with Wells Fargo Foothill, Inc. and CapitalSource Finance LLC (the "Wells Fargo Facility"), and outstanding balances of approximately $28.1 million on various equipment purchase notes. At August 31, 2006, our availability under the Wells Fargo Facility was $30.3 million.

We have informed our lenders that we are not in compliance with two covenants under the Wells Fargo Facility. As of August 31, 2006, we had incurred capital expenditures for fiscal year 2007 in excess of the $75 million limit established in the Wells Fargo Facility. We incurred those expenses in the belief that indebtedness owed under the Wells Fargo Facility would have been refinanced by August 31, 2006 with a new secured credit facility with different covenants. We have also informed our lenders that we are not in compliance with the covenant in the Wells Fargo Facility that requires a fixed charge coverage ratio of at least 1.10-to-1.0 at the end of each quarter. Our fixed charge coverage ratio at August 31, 2006 was 0.56-to-1.0, due primarily to the higher capital expenditures. The lenders under the Wells Fargo Facility have orally agreed to waive compliance with these covenants through October 31, 2006.

We have also informed the trustee under the indenture underlying the Indenture Notes that we are not in compliance with the capital expenditures covenant under the Indenture Notes. The indenture underlying the Indenture Notes also limits us to $75 million in capital expenditures in a fiscal year. We have not yet received a notice of default from the indenture trustee, and we believe that we will be able to resolve this issue prior to an event of default occurring under the indenture as a result of our planned refinance of certain of our long-term debt.

We cannot be assured, however, that our planned refinance of the Wells Fargo Facility and the Indenture Notes will occur timely, or at all. Our inability to complete such a refinance in a timely manner, or alternatively to obtain waivers of covenant violations from our Indenture Noteholders, could have a material adverse effect on us. Such effects include without limitation the ability of our lenders to accelerate our loan obligations and make substantially all of our debt immediately due and payable despite their existing classification in our financial statements as long-term liabilities.

In the six months ended August 31, 2006 we paid our Chairman and majority shareholder, Delford M. Smith, approximately $3.4 million in past unused vacation benefits. Mr. Smith advanced the funds to Vintage to pay construction costs for the IMAX theater located next to the Evergreen Aviation Museum.  We subsequently determined that vacation pay accrual was properly not recorded in our financial records and that the amount should be repaid by Mr. Smith.  We are in discussions with Mr. Smith and our lenders regarding such repayment.  Pending completion of these discussions, we have reflected this item as an increase of $3.4 million in long-term notes receivable from affiliates. The lenders under the Wells Fargo Facility have orally agreed to waive the foregoing as an event of default through October 31, 2006.

Extension of Tender Offer

As previously announced, we have extended until 5:00 p.m., New York City time, on October 16, 2006 our pending offer to purchase any and all of our outstanding Indenture Notes, unless otherwise extended or earlier terminated. This news release is neither an offer to purchase nor a solicitation of an offer to sell any securities nor a solicitation of consents with respect to any securities. The tender offer and consent solicitation is being made only by reference to the Offer to Purchase and Consent Solicitation dated July 20, 2006.

Quarterly Conference Call

Also, as previously announced, the Company's conference call for its second fiscal quarter of 2007 ended August 31, 2006 is scheduled to begin at 7:00 a.m. Pacific Time on Wednesday, October 11, 2006. To listen to or participate in the call, dial in at least fifteen minutes prior to the start of the call at 1-888-989-5214, pass code EVERGREEN. Replays of the conference call will be available at 1-866-503-3216.

About Evergreen Holdings, Inc.

Evergreen Holdings, Inc. is the parent corporation of a portfolio of diverse aviation companies headquartered in McMinnville, Oregon. With international operating authority and a network of global offices and affiliates, Evergreen consists of an international cargo airline that owns and operates a fleet of Boeing 747s, an unlimited aircraft maintenance, repair, and overhaul facility, a full-service helicopter company, an aircraft ground handling company, and an aircraft sales and leasing company. In addition to these endeavors, Evergreen owns and operates Evergreen Agricultural Enterprises and is headquartered near the not-for-profit Evergreen Aviation Museum, home of the Spruce Goose.

For more information about Evergreen, please call (800) 472-9361 or visit www.evergreenaviation.com.

Forward Looking Information

Certain information included in this press release may be considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about Evergreen's anticipated operating results and financial resources and our expectations of our ability to, and the timing of any, refinance of any of our existing indebtedness. There are important factors that could cause our actual results to differ materially from the results discussed or implied in forward-looking statements, certain of which are beyond our control. These factors, risks and uncertainties include the following: our ability to cure, or to obtain waivers for, noncompliance with covenants in our loan agreements and indenture; our reliance on a few customers, particularly the U.S. Air Force Air Mobility Command and the U.S. Postal Service, with whom we currently have contracts to provide services that generate a large portion of our revenue; our future compliance with the terms of our debt agreements and other material contracts; weakness in our internal controls; general conditions in the aviation industry, including competition and demand for air cargo services; our ability to adequately maintain our fleet; the effect of government laws and regulations, particularly those relating to aviation and transportation, the effect of national, international and regional political and economic conditions, and fluctuations in currency rates; risks related to our operations in dangerous locations and the hazardous cargo we carry; risks related to war, terrorist attacks, expropriation of our property and hostilities directed at U.S. companies abroad; our dependence on certain key personnel; our ability to maintain adequate insurance coverage at favorable prices; and fluctuations in the cost of fuel.

If one or more of the assumptions underlying our forward-looking statements proves incorrect, then Evergreen's actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this press release. Therefore, we caution you not to place undue reliance on our forward-looking statements. We disclaim any obligation, and make no promise, to update risk factors or forward-looking statements or to publicly announce the results of any revision to forward-looking statements, whether as a result of changes in underlying factors, to reflect new information, as a result of the occurrence of events or developments or otherwise.

Evergreen Holdings, Inc. and Subsidiaries
Selected Consolidated Statements of Operations (Unaudited)
(in thousands)

	Three Months Ended August 31		Six Months Ended August 31
	2006	2005	2006	2005
Operating revenues
Flight revenue	$167,963	$129,768	$313,595	$248,249
Sales of aircraft, parts, and other property and equipment	7,008	5,214	11,705	9,692
Sales of aircraft to affiliates	-	2,668	-	9,393
Ground handling and logistics services revenue	30,394	29,797	61,483	59,592
Support services and other revenue	4,387	12,883	17,777	29,699

Total operating revenues	209,752	180,330	404,560	356,625

Operating expenses
Flight costs	26,700	23,595	50,845	43,012
Fuel	67,800	43,283	126,597	83,021
Maintenance	20,702	18,917	40,450	36,839
Aircraft and equipment	17,233	13,844	33,689	26,228
Cost of sales of aircraft, parts and other property and equipment	3,712	2,778	6,235	4,930
Cost of sales of aircraft to affiliates	-	2,668	-	9,393
Cost of ground handling and logistics services	26,103	25,199	52,028	49,986
Cost of support services and other support costs	13,436	15,739	30,201	34,341
Selling, general and administrative expense	21,093	16,601	43,278	35,197

Total operating expenses	196,779	162,624	383,323	322,947

Income from operations	12,973	17,706	21,237	33,678

Non-operating income (expense)
Interest expense	(9,623)	(8,667)	(18,571)	(18,040)
Other non-operating income, net	135	16,486	147	17,033

Income before minority interest and income taxes	3,485	25,525	2,813	32,671

Minority interest	(368)	(352)	(736)	(686)

Income before income taxes	3,117	25,173	2, 077	31,985

Income tax expense	(1,461)	(9,916)	(1,196)	(12,724)

Net income	$1,656	$15,257	$881	$19,261

Evergreen Holdings, Inc. and Subsidiaries
Selected Consolidated Balance Sheets (Unaudited)
(in thousands)

ASSETS	August 31, 2006	February 28, 2006
Current assets
Cash and cash equivalents	$2,032	$2,735
Accounts receivable, less allowance for doubtful accounts	61,034	75,310
Accounts receivable from affiliates, net	1,055	1,695
Inventories	23,225	17,093
Prepaid expenses and other	5,270	3,962
Current portion of notes receivable from affiliates	1,768	1,980
Deferred tax asset and income tax receivable	26,469	26,412

Total current assets	120,853	129,187

Property and equipment, net	605,726	553,602
Idle assets to be sold	2,762	4,870
Notes receivable from affiliates	13,945	12,102
Capitalized loan acquisition costs	6,537	8,056
Other assets	23,775	20,354
Goodwill	5,494	5,494

Total assets	$779,092	$733,665

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$99,178	$79,693
Accrued liabilities	27,594	24,264
Accrued interest	8,808	8,150
Payables to affiliates	4,222	1,896
Current portion of long-term debt	65,702	14,614

Total current liabilities	205,504	128,617

Long-term debt	227,940	261,677
Deferred rentals payable	706	59
Deposits	148	-
Deferred tax liabilities	132,716	131,521

Total liabilities	567,014	521,874

Minority interest	2,811	2,075

Stockholders' equity
Common stock, no par value; 20,000,000 shares authorized; 9,554,749 and 10,054,749 shares issued and outstanding August 31 and February 28, 2006, respectively	7,190	7,568
Retained earnings	202,077	202,148

Total stockholders' equity	209,267	209,716

Total liabilities, minority interest and stockholders' equity	$779,092	$733,665

Evergreen Holdings, Inc. and Subsidiaries
Selected Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended August 31, 2006	Six Months Ended August 31, 2005
Cash flows from operating activities
Net income	$881	$19,261
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	34,441	33,755
Deferred income taxes	1,195	11,540
Gain on disposal of property and equipment	(264)	(1,734)
Deferred income and foreign currency exchange loss (gain)	575	(233)
Minority interest	736	686
Changes in operating assets and liabilities
Accounts receivable	14,276	(6,220)
Receivables from affiliates	852	(81)
Inventories	(6,132)	7,607
Prepaid expenses and short-term notes payable	(1,307)	(742)
Accounts payable and accrued liabilities	23,693	(1,537)
Payables to affiliates	2,326	-
Income taxes payable	(57)	1,177

Net cash provided by operating activities	71,215	63,479

Cash flows from investing activities
Purchases of property, equipment and overhauls	(85,640)	(44,758)
Proceeds from disposal of property and equipment	1,677	3,906
(Increase) Decrease in long-term portion of notes receivable from affiliates	(1,843)	2,010
Other assets	(2,463)	(839)

Net cash used in investing activities	(88,269)	(39,681)

Cash flows from financing activities
Proceeds from long-term debt	20,816	2,361
Payments on long-term debt and notes payable to affiliates	(3,465)	(24,066)
Repurchase of common stock	(1,000)	-

Net cash provided by (used in) financing activities	16,351	(21,705)

Net (decrease) increase in cash equivalents	(703)	2,093

Cash and cash equivalents, beginning of period	2,735	2,718

Cash and cash equivalents, end of period	$2,032	$4,811

Evergreen Holdings, Inc.
Selected Financial Results by Business Segment (Unaudited)
(in thousands)

	For the Three Months Ended August 31,		For the Six Months Ended August 31,

	2006	2005	2006	2005

Operating revenue
Airlines	$147,670	$113,697	$279,951	$219,921
EAGLE	30,398	29,801	61,487	59,784
Helicopters	25,227	21,728	41,111	36,191
Air Center	943	10,253	11,089	24,328
EASL	4,725	4,247	8,026	13,451
Agriculture	789	604	2,896	2,950
Total	$209,752	$180,330	$404,560	$356,625

Intercompany revenue (1)
Airlines	$4,674	$4,420	$9,152	$8,378
EAGLE	840	626	1,636	1,220
Helicopters	736	645	1,539	1,522
Air Center	7,652	4,441	11,754	7,545
EASL	318	1,270	748	2,561
Agriculture	145	2	201	9
Total	$14,365	$11,404	$25,030	$21,235

Operating expenses
Airlines	$130,121	$101,128	$254,789	$195,976
EAGLE	32,662	27,980	61,252	55,671
Helicopters	23,103	18,552	41,426	32,783
Air Center	6,799	10,066	17,042	23,291
EASL	2,985	3,598	5,193	12,060
Agriculture	1,109	1,300	3,621	3,166
Total	$196,779	$162,624	$383,323	$322,947

Income (loss) from operations
Airlines	$17,549	$12,569	$25,162	$23,945
EAGLE	(2,264)	1,821	235	4,113
Helicopters	2,124	3,176	(315)	3,408
Air Center	(5,856)	187	(5,953)	1,037
EASL	1,740	649	2,833	1,391
Agriculture	(320)	(696)	(725)	(216)
Total	$12,973	$17,706	$21,237	$33,678

Interest expense
Airlines	$9,287	$8,563	$18,087	$17,757
EAGLE	(4)	31	(1)	137
Helicopters	200	41	204	88
Air Center	7	20	9	35
EASL	101	-	197	5
Agriculture	32	12	75	18
Total	$9,623	$8,667	$18,571	$18,040

(1) Amounts are eliminated in consolidation.

Evergreen Holdings, Inc. Selected Financial Results by Business Segment - Continued (Unaudited) (in thousands)

	For the Three Months Ended August 31,		For the Six Months Ended August 31,

	2006	2005	2006	2005

Depreciation and amortization
Airlines	$13,950	$12,742	$28,157	$27,654
EAGLE	517	579	1,043	1,164
Helicopters	2,443	2,266	4,287	3,979
Air Center	285	342	579	674
EASL	31	16	62	33
Agriculture	141	135	284	251
Total	$17,367	$16,080	$34,412	$33,755

Capital expenditures
Airlines	$30,062	$18,591	$57,823	$35,066
EAGLE	142	(11)	272	194
Helicopters	18,979	3,627	26,700	7,657
Air Center	(179)	609	(133)	776
EASL	-	12	-	12
Agriculture	737	751	978	1,053
Total	$49,741	$23,579	$85,640	$44,758